Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-132469

333-132469-01

333-132469-02

Supplement No. 2

(To Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

$2,000,000,000

Prudential Financial, Inc.

Floating Rate Convertible Senior Notes due November 15, 2035

This supplement updates and amends certain information contained in the prospectus dated March 16, 2006, as supplemented by the prospectus supplement dated March 16, 2006, relating to the offer and sale from time to time by certain selling securityholders of up to $2,000,000,000 aggregate principal amount of our Floating Rate Convertible Senior Notes due November 15, 2035, and any Common Stock issuable upon conversion of the notes. The terms of the notes are set forth in the prospectus and prospectus supplement dated March 16, 2006. This supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus and prospectus supplement dated March 16, 2006, including any amendments or further supplements thereto. This supplement is qualified by reference to the prospectus and prospectus supplement dated March 16, 2006 and any amendments or further supplements thereto, except to the extent that the information in this supplement supersedes the information contained in the prospectus or in the prospectus supplement dated March 16, 2006.

See “Risk Factors” beginning on page S-2 of the prospectus supplement dated March 16, 2006 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this supplement is July 5, 2006

The information in the table under the caption “Selling Securityholders” in the prospectus supplement dated March 16, 2006 is modified by adding the information below with respect to persons not previously listed in the prospectus supplement dated March 16, 2006 or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus supplement dated March 16, 2006 or any amendments or supplements thereto with the information that is set forth below.

SELLING SECURITYHOLDERS

Name	Principal Amount of Notes Beneficially Owned Prior to this Offering	Principal Amount of Notes Offered	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)	Number of Shares of Common Stock Offered (1)	Principal Amount of Notes Owned After Completion of Offering (2)	Number of Shares of Common Stock owned After Completion of Offering (2)
ADI ALTERNATIVE INVESTMENTS	10,500,000	10,500,000	116,667	116,667	0	0

ADI ALTERNATIVE INVESTMENTS c/o KALLISTA MASTER FUND LIMITED	4,000,000	4,000,000	44,444	44,444	0	0

ADVENT CONVERTIBLE MASTER (CAYMAN)	4,311,000	4,311,000	47,900	47,900	0	0

ADVENT CREDIT OPPORTUNITY MASTER	161,000	161,000	1,789	1,789	0	0

ADVENT ENHANCE PHOENIX FUND	3,000,000	3,000,000	33,333	33,333	0	0

ALEMBIC LTD.	87,000	87,000	967	967	0	0

Attorney’s Liability Assurance Society C/o Income Research & Management	350,000	350,000	3,889	3,889	0	0

BNP PARIBAS ARBITRAGE (3)	10,000,000	10,000,000	111,111	111,111	0	0

BROWN BROTHERS HARRIMAN (4)	2,550,000	2,550,000	28,333	28,333	0	0

THE CAPTIVE INVESTORS FUND	1,390,000	1,390,000	15,444	15,444	0	0

CHASE MANHATTAN BANK – LONDON (4)	300,000	300,000	3,333	3,333	0	0

CHASE MANHATTAN BANK – LUXEMBOURG (4)	32,050,000	32,050,000	356,111	356,111	0	0

City of Southfield Fire and Police Retirement System C/o Income Research & Management	230,000	230,000	2,556	2,556	0	0

Citigroup Global Markets Inc. (4)	500,000	500,000	5,556	5,556	0	0

Citigroup Global Markets Limited (4)	20,000,000	20,000,000	222,222	222,222	0	0

Commonwealth Professional Assurance Company c/o Income Research & Management	695,000	695,000	7,722	7,722	0	0

Concord Hospital Employees Pension Fund c/o Income Research & Management	190,000	190,000	2,111	2,111	0	0

Concord Hospital Non-Pension Fund c/o Income Research & Management	335,000	335,000	3,722	3,722	0	0

CQS CONVERTIBLE AND QUANTITATIVE STRATEGIES MASTER FUND	45,500,000	45,500,000	505,555	505,555	0	0

CREDIT SUISSE ZURICH (4)	1,200,000	1,200,000	13,333	13,333	0	0

DBAG LONDON (3)	30,441,000	30,441,000	338,233	338,233	0	0

DEUTSCHE BANK AG LONDON	23,930,000	23,930,000	265,889	265,889	0	0

DEUTSCHE BANK SECURITIES (4)	48,075,000	48,075,000	534,166	534,166	0	0

Excellus Health Plan c/o Income Research & Management	3,575,000	3,575,000	39,722	39,722	0	0

FLORIDA FRUIT & VEGETABLES ASSOCIATION	20,000	20,000	222	222

Georgia Municipal Employees	500,000	500,000	5,556	5,556	0	0

Government of Singapore Investment Corporation Pte Ltd	8,000,000	8,000,000	88,889	88,889	0	0

HFR CONVERTIBLE ARBITRAGE	483,000	483,000	5,367	5,367	0	0

HFR RVA	224,000	224,000	2,489	2,489	0	0

LANDESBANK HESSEN – THUERINGEN GIROZENTRALE (GERMANY) (4)	3,050,000	3,050,000	33,889	33,889	0	0

Lehman Brothers, Inc. (4)	210,000,000	210,000,000	2,333,331	2,333,331	0	0

Lyxor Convertible Arbitrage Fund	206,000	206,000	2,289	2,289	0	0

Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	790,000	790,000	8,778	8,778	0	0

MAG Mutual Insurance Company C/o Income Research & Management	430,000	430,000	4,778	4,778	0	0

MAISF CBA FUND	2,000,000	2,000,000	22,222	22,222	0	0

Med America Insurance Co. Hartford Trust C/o Income Research & Management	658,000	658,000	7,311	7,311	0	0

Med America New York Insurance C/o Income Research & Management	1,120,000	1,120,000	12,444	12,444	0	0

Med America Insurance PA C/o Income Research & Management	1,665,000	1,665,000	18,500	18,500	0	0

Mig Assurance Convertible Portfolio C/o Income Research & Management	880,000	880,000	9,778	9,778	0	0

NOMURA BANK – LUXEMBOURG SA (4)	850,000	850,000	9,444	9,444	0	0

NOMURA TRUST & BANKING CO LTD (4)	9,350,000	9,350,000	103,889	103,889	0	0

Partners Group Alternative Strategies PCC LTD	8,250,000	8,250,000	91,667	91,667	0	0

PIMCO CONVERTIBLE FUND	125,000	125,000	1,389	1,389	0	0

PERFORMA INTERNATIONAL CONVERTIBLE BOND FUND LTD.	2,307,000	2,307,000	25,633	25,633	0	0

PRIVILEGE PORTFOLIO SICAV	19,100,000	19,100,000	212,222	212,222	0	0

RAMPART CONVERTIBLE ARBITRAGE INVESTORS, LLC	5,000,000	5,000,000	55,556	55,556	0	0

RAYTHEON ENHANCED	615,000	615,000	6,833	6,833	0	0

STATE STREET BANK GMBH – ESCHBORN (4)	4,200,000	4,200,000	46,667	46,667	0	0

Thrivent Financial For Lutherans (3)	13,500,000	13,500,000	150,000	150,000	0	0

TRICOR RE INVESTMENT FUND LTD	216,000	216,000	2,400	2,400	0	0

Tufts Associated Health Plan C/o Income Research & Management	1,260,000	1,260,000	14,000	14,000	0	0

UBS Securities LLC (4)	15,040,000	15,040,000	167,111	167,111	0	0

University of Massachusetts Convertible Portfolio C/o Income Research & Management	350,000	350,000	3,889	3,889	0	0

UMass Memorial Health Care C/o Income Research & Management	340,000	340,000	3,778	3,778	0	0

UMASS Memorial Investment Partnership C/o Income Research & Management	475,000	475,000	5,278	5,278	0	0

Value Line Convertible Fund, Inc.	250,000	250,000	2,778	2,778	0	0

Other securityholders(5)(6)

(1)	Assumes conversion of all of the holders’ notes at the maximum initial conversion rate of 11.1111 shares per $1,000 principal amount of notes. However, the maximum conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights—Conversion Price Adjustments.” As a result, the amount of Common Stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Assumes that all of the notes and/or all of the Common Stock into which the notes are convertible are sold.
(3)	This selling securityholder has identified itself as an affiliate of a broker-dealer.
(4)	This selling securityholder has identified itself as a broker-dealer.
(5)	Reflects securities held by securityholders who have not provided us with resale information. Such securityholders may not use the prospectus supplement dated March 16, 2006 to sell notes or shares of our Common Stock issuable upon conversion of the notes until they are identified in an amendment to the registration statement of which this supplement is a part or in additional supplements. Information about other selling securityholders will be set forth in an amendment to the registration statement of which this supplement is a part or in additional supplements, as required.
(6)	Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the notes.